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                                  EXHIBIT 23.2

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



     We consent to incorporation by reference in the registration statement on Form S-8 of Anika Therapeutics, Inc. of our report dated February 18, 1998, relating to the balance sheets of Anika Therapeutics, Inc. as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1997, the four month transitional year ended December 31, 1996 and the year ended August 31, 1996, which report appears in the December 31, 1997 annual report on Form 10-KSB of Anika Therapeutics, Inc.

                           /s /  KPMG PEAT MARWICK LLP


Boston, Massachusetts
May 18, 1999